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Investor Contact:
-----------------
Mary Lovejoy
401-457-6009

Media Contact:
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Susan Tardanico
401-457-2354                                       FOR IMMEDIATE RELEASE


            TEXTRON TO SELL AVCO FINANCIAL SERVICES TO THE ASSOCIATES
                  PROCEEDS TO FUND ACQUISITIONS, SHARE BUYBACK;
              BOARD AUTHORIZES 25-MILLION-SHARE REPURCHASE PROGRAM

        PROVIDENCE, RI - AUGUST 11, 1998 - Textron Inc. today announced it has reached an agreement to sell its Avco Financial Services unit to Dallas, TX-based Associates First Capital Corporation for $3.9 billion in cash. Additional terms were not disclosed. The acquisition is subject to regulatory approvals.

        Net after-tax proceeds to Textron will approximate $2.9 billion. "These proceeds will enable us to accelerate our acquisition and share buyback programs, consistent with our focus on maximizing value for Textron shareholders," said Textron President and Chief Executive Officer Lewis B. Campbell. "Our primary objective is to redeploy these funds into our existing market-leading businesses," he added.

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                                                        TEXTRON TO SELL AVCO/P.2


        Textron also announced today that its Board of Directors has authorized a new 25-million-share repurchase program. This program supercedes the 8 million shares that remained under its previous authorization.

        "This increased authorization will enable us to be more aggressive in repurchasing shares, beginning immediately," Campbell said. "This, coupled with our disciplined acquisition strategy, position us to maintain our record of consistent, double-digit earnings growth."

        It is anticipated that up to 40 % of the after-tax proceeds from the sale of Avco will be used to repurchase Textron shares, while the remaining 60 % will fund acquisitions.

        In the past five years, Textron has acquired 33 companies in the United States and Europe. Having invested more than $500 million in five acquisitions to date this year, the company has already exceeded last year's acquisition activity. "With a full pipeline of opportunities, we are well-positioned to continue our aggressive acquisition activity," Campbell continued. "However, we remain steadfast in our commitment to our rigorous acquisition criteria."

        With $1.85 billion in annual revenues, AFS comprised 18% of Textron's total 1997 revenues. "Our financial goals are clear and have not changed," said Campbell. "We are confident we will meet or exceed our targets of 8-11% annual revenue growth and double-digit EPS growth, and we are targeting revenues in excess of $14 billion by the year 2000," he added.

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                                                        TEXTRON TO SELL AVCO/P.3

        In June, Textron announced it was exploring strategic alternatives for AFS, which could include a sale, spin-off or other form of divestiture. With the increasing consolidation of the consumer finance industry, Textron concluded the value of AFS would be maximized by combining it with another leading financial services company. The strategic review did not include Textron's commercial finance subsidiary, Textron Financial Corporation (TFC) which finances the sale of Textron and third-party products. TFC remains a part of Textron.

        Textron Inc. (NYSE:TXT) is a $10.5 billion, global, multi-industry company with market-leading operations in Aircraft, Automotive, Industrial and Finance.

                                       XXX

Certain statements in this news release are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the following: (i) continued market demand for the types of products and services produced and sold by Textron, (ii) changes in worldwide economic and political conditions and associated impact on interest and foreign exchange rates, (iii) the level of sales by original equipment manufacturers of vehicles for which Textron supplies parts, (iv) the successful integration of companies acquired by Textron and (v) changes in consumer debt levels.